Exhibit 5.2

[LETTERHEAD OF CRAVATH, SWAINE & MOORE LLP]

[New York Office]

December 24, 2008

Flagstone Reinsurance Holdings Limited
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as New York counsel to Flagstone Reinsurance Holdings Limited (the “Company”), a Bermuda exempted company, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to (1) the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of (a) common shares of the Company, par value $0.01 per share (the “Common Shares”), (b) preferred shares of the Company, par value $0.01 per share, and/or (c) debt securities (the “Debt Securities”) of the Company, which may be in the form of (i) senior debt (“Senior Debt”) to be issued under an indenture (the “Senior Indenture”) to be entered into by the Company and a trustee (the “Senior Trustee”) or (ii) subordinated debt (“Subordinated Debt”) of the Company to be issued under an indenture (the “Subordinated Indenture”) to be entered into by the Company and a trustee (the “Subordinated Trustee”); and (2) the registration under the Securities Act and the proposed offering and sale from time to time pursuant to Rule 415 under the Securities Act by certain of the Company’s shareholders of up to 71,547,891 Common Shares.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) a copy of the Registration Statement, (b) certified copies of the memorandum of association and amended bye-laws of the Company, and (c) a copy of the opinion furnished by Attride-Stirling & Woloniecki, the Company’s special legal counsel in Bermuda, filed as Exhibit 5.1 to the Registration Statement.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws, (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (c) a prospectus supplement or term sheet will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will comply with all applicable laws, (d) any Debt Securities to be issued will be issued and sold in accordance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (e) a definitive purchase, underwriting, or similar agreement with respect to any Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the Company, together with the other parties thereto, and (f) none of the terms of the Debt Securities, nor the issuance and delivery of the Debt Securities, nor the compliance by the Company with the terms of the Debt Securities will violate any applicable laws or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company, we are of the opinion that:

1. With respect to the Debt Securities to be issued under either the Senior Indenture or Subordinated Indenture, when (a) the Senior Trustee or Subordinated Trustee, as applicable, is qualified to act as Senior Trustee or Subordinated Trustee, as applicable, under the Senior Indenture or Subordinated Indenture, as applicable, (b) the Senior Trustee or Subordinated Trustee, as applicable, has duly executed and delivered the Senior Indenture or Subordinated Indenture, as applicable, (c) the Senior Indenture or Subordinated Indenture, as applicable, has been duly authorized and validly executed and delivered by the Company to the Senior Trustee or Subordinated Trustee, as applicable, (d) the Senior Indenture or Subordinated Indenture, as applicable, has been duly qualified under the Trust Indenture Act of 1939, as amended, (e) the board of directors of the Company, a duly constituted and acting committee thereof or any officers of the Company delegated such authority (such board of directors, committee or officers being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the due and valid issuance and terms of a particular series of Debt Securities, the terms of the offering thereof and related matters, and (f) such Debt Securities have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Senior Indenture or Subordinated Indenture, as applicable, and the applicable definitive purchase, underwriting, or similar agreement, including any supplemental indenture related thereto, approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Bermuda.

We understand that we may be referred to as counsel who has passed upon the legality of the Debt Securities of the Company, in the Prospectus and in any prospectus supplement forming a part of the Registration Statement on Form S-3 filed with the Commission pursuant to the Securities Act, and we hereby consent to such use of our name in said Registration Statement on the front cover and under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.2 thereto. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated or otherwise referred to for any other purpose.

Very truly yours,
/s/ CRAVATH, SWAINE & MOORE LLP

Flagstone Reinsurance Holdings Limited
Crawford House, 23 Church Street
Hamilton, HM11, Bermuda